EXHIBIT 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2004, except as to the second paragraph of Note 13 as to which the date is April 8, 2004, relating to the financial statements of Taqua, Inc., which appears in Tekelec’s Current Report on Form 8-K/A dated June 22, 2004.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 7, 2004